Exhibit 99.1

Solar EnerTech Announces FY2009 First Quarter
Financial Results

-- Fiscal 1Q09 Revenue Increases 5% to $5.1 Million Compared to 1Q08 --

Menlo Park, CA, February 13, 2009 – Solar EnerTech Corp. (OTCBB: SOEN) (the "Company") today announced results for the first quarter of fiscal year 2009.

For the fiscal 2009 first quarter ended December 31, 2008, total revenue increased 5% to $5.1 million compared to $4.8 million in the first quarter of the prior year period. Revenue for the fiscal 2009 first quarter was comprised of $4.8 million of sales of the Company’s solar modules, of which more than 95% were sold to Europe and Australia.

The Company incurred a negative gross margin of $2.3 million for the quarter ended December 31, 2008 compared to a negative $0.5 million gross margin in the same period in fiscal 2008.  The negative gross margin was primarily a result of the Company selling modules using high price wafers purchased in prior quarters. Additionally, the market price for silicon wafers dropped significantly and, as a result of a lower of cost or market inventory valuation analysis, the Company recorded a $1.0 million inventory write-down in the quarter ended December 31, 2008.

Total operating expense for the fiscal 2009 first quarter was $3.2 million, or 63% of total sales, which included $1.4 million of non-cash stock compensation charge related to the hiring and retention of key executives and $0.3 million of non-cash charge for loss on debt extinguishment.  Excluding these non-cash charges, the operating expense for the quarter was $1.5 million, or 29% of total sales.  Total operating expense for the fiscal 2008 first quarter was $4.3 million, or 90% of total sales, which included a $2.4 million non-cash stock compensation charge related to the hiring and retention of key executives and $0.4 million of non-cash charge for loss on debt extinguishment. Excluding this non-cash charge, the operating expense for the first quarter of 2008 was $1.5 million, or 31% of total sales.

Net loss for the first quarter of 2009 was $3.8 million, or ($0.04) per basic and diluted share compared to a net loss of $3.9 million, or ($0.05) per basic and diluted share in the same period in fiscal 2008. In the first quarter of fiscal 2009, the Company recorded a non-cash gain of $0.5 million associated with a change in the fair market value of compound embedded derivative liability and a $1.6 million non-cash gain related to the change in the fair market value of warrant liability.  Excluding these non-cash gains of $2.1 million, on a non-GAAP basis, the Company had a net loss of $5.9 million. In the first quarter of 2008, the Company recorded a non-cash gain of $1.1 million associated with a change in the fair market value of compound embedded derivative liability and a $0.1 million non-cash gain related to the change in fair market value of warrant liability.  Excluding these non-cash gains of $1.2 million, on a non-GAAP basis, the Company had a net loss of $5.1 million. Both the compound embedded derivative and warrant liabilities were recorded in conjunction with the convertible notes transaction entered into by the Company in March 2007.

Mr. Leo Young, Chief Executive Officer of Solar EnerTech, commented, “Despite of the difficulties in the worldwide solar market, we’ve managed to achieve a top-line increase of 5% in the first quarter. Our gross margins, however, were adversely affected by the high price of silicon feedstock purchased during previous quarters, and lower selling prices for PV modules in the major markets in which we operate. We have worked through our higher priced silicon feedstock and are now paying current market prices, which are approximately 45% lower on average compared to our fiscal first quarter.

We believe Solar EnerTech will benefit from the rapid decline in polysilicon prices in recent months due to the flexibility of our supply contracts which have erased some of the traditional disadvantages we’ve had to our competitors.  The competitive playing field has leveled in recent months and we are now able to compete more effectively and aggressively due to technological improvements that have resulted in improved solar cell conversation rates and beneficial innovations in critical phases of solar cell processing.  Additionally, we continue to take steps to control our operational costs for margin improvement going forward.

We are encouraged with our capacity expansion implemented over the past quarter and the quality of our products is resulting in increased demand from customers in Europe and Australia. For the remainder of the calendar year, we believe our overall shipments will continue to increase over the prior year period.

To facilitate growth in other markets, particularly China, we have recently established a Division of PV Integration and Applications and have added experienced engineers for PV system design and installation.  With the establishment of this new division, we will participate in a 10 MW PV power project in southern China, for which Solar EnerTech expects to supply 50% of total panels needed.  We view this new area as a growing opportunity for our business.  Overall, we are making steady progress with the growth and development of our business and will continue to focus on steady revenue and margin improvement ahead,” concluded Young.

Financial Position

As of December 31, 2008, the Company had $5.7 million in cash and $2.2 million of working capital. The Company had $0.3 million of accounts receivables, $1.0 million of prepayment primarily for purchase of raw materials and $2.9 million of inventories on hand.  Additionally, the Company had $2.0 million of accounts payable and accrued liabilities, $5.5 million of accrued liability due to related party, $0.5 million of derivative liabilities, $1.8 million of warrant liabilities and $0.4 million of convertible notes.

About Solar EnerTech Corp.

Solar EnerTech is a photovoltaic ("PV") solar energy cell manufacturing enterprise incorporated in the United States with its corporate office in Menlo Park, California.  The Company has established a sophisticated 63,000 square foot manufacturing plant located in China, in Shanghai's Jinqiao Modern Technology Park.  Currently, the Company is capable of producing 50MW of solar cells from its existing production line.

Solar EnerTech has also established a Joint R&D Lab at Shanghai University to develop higher efficiency cells and to put the results of that research to use in its manufacturing processes.  Led by one of the industry's top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production.

Safe Harbor Statement

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.

CONTACT
Bill Zima
ICR Inc.
203-682-8200 (Investor Relations)

Unaudited Financial Statements on Next Page

Solar EnerTech Corp
Unaudited Consolidated Statements of Operations

	Quarter Ended December 31,
	2008	2007

Net sales	$5,084,000	$4,839,000
Cost of sales	(7,420,000)	(5,305,000)
Gross loss	(2,336,000)	(466,000)

Operating expenses:
Selling, general & administrative	2,561,000	3,885,000
Research & development	335,000	97,000
Loss on debt extinguishment	310,000	362,000
Total operating expenses	3,206,000	4,344,000

Operating loss	(5,542,000)	(4,810,000)

Other income (expense):
Interest income	7,000	10,000
Interest expense	(365,000)	(278,000)
Gain on change in fair market value of compound embedded derivative	475,000	1,099,000
Gain on change in fair market value of warrant liability	1,644,000	115,000
Other expense	(20,000)	(38,000)
Net loss	$(3,801,000)	$(3,902,000)

Net loss per share - basic	$(0.04)	$(0.05)
Net loss per share - diluted	$(0.04)	$(0.05)

Weighted average shares outstanding - basic	87,043,800	79,168,174
Weighted average shares outstanding - diluted	87,043,800	79,168,174

Solar EnerTech Corp
Consolidated Balance Sheets

	December 31, 2008	September 30, 2008 *
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,675,000	$3,238,000
Accounts receivable, net	327,000	1,875,000
Advance payments and other	1,047,000	3,175,000
Inventories, net	2,902,000	4,886,000
VAT receivable	1,919,000	2,436,000
Other receivable	134,000	730,000
Total current assets	12,004,000	16,340,000
Property and equipment, net	13,176,000	12,934,000
Investment	1,000,000	1,000,000
Deferred financing costs, net of accumulated amortization	1,721,000	1,812,000
Deposits	167,000	701,000
Total assets	$28,068,000	$32,787,000

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$1,072,000	$1,771,000
Customer advance payment	233,000	96,000
Accrued expenses	730,000	910,000
Accounts payable and accrued liabilities, related parties	5,512,000	5,450,000
Derivative liabilities	491,000	980,000
Warrant liabilities	1,768,000	3,412,000
Total current liabilities	9,806,000	12,619,000
Convertible notes, net of discount	354,000	85,000
Total liabilities	10,160,000	12,704,000

STOCKHOLDER'S EQUITY:
Common stock - 400,000,000 shares authorized at $0.001 par value 112,624,550 and 112,052,012 shares issued and outstanding at December 31, 2008 and
September 30, 2008, respectively	113,000	112,000
Additional paid in capital	73,291,000	71,627,000
Other comprehensive income	2,446,000	2,485,000
Accumulated deficit	(57,942,000)	(54,141,000)
Total stockholders' equity	17,908,000	20,083,000
Total liabilities and stockholders' equity	$28,068,000	$32,787,000

* - Derived from fiscal year 2008 annual report.